Pricing Supplement Dated February 22, 1999         Rule 424(b)(3)
(To Prospectus dated October 19, 1995 and       File No. 33-61957
Prospectus Supplement dated April 2, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Medium-Term Notes Series C
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date:February 22, 1999   Original Issue Date: March 10, 1999
Principal Amount: $35,000,000  Net Proceeds to Issuer: $35,000,000
Issue Price: 100.00%           Agent's Capacity:
Selling Agent's                x Principal Basis      Agency Basis
Commission/Discount: 0.00%
Interest Rate: 6.50% per annum      Interest Payment Dates:
Maturity Date: March 10, 2014       Semiannually on the 10th of
                                    September and March, commencing
                                    September 10, 1999.
__________________________________________________________________

Form:     x    Book Entry
               Certificated

Redemption:
               The Notes cannot be redeemed prior to maturity
          x The Notes may be redeemed prior to maturity on March 10, 2003 and on any September 10 or March 10 thereafter on 30 calendar days notice.

     Initial Redemption Date: March 10, 2003

     Initial Redemption Percentage: 100%

     Annual Redemption Percentage Reduction: N/A

Repayment:

          x    The Notes cannot be repaid prior to maturity
               The Notes can be repaid prior to maturity at the option of the holder of the Notes

     Optional Repayment Date:  N/A

     Optional Repayment Price:  N/A

Discount Note:     Yes     x   No

The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Salomon Smith Barney (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $35,000,000.

                      Salomon Smith Barney